EXHIBIT 99.1

Cytomedix Grants License to `Knighton' Patent to COBE Cardiovascular for Use of the Angel Whole Blood Separation System for Platelet Releasate in Wound Healing and Tissue Repair

ROCKVILLE, Md. and MILAN, Italy, Oct. 10, 2005 -- Due to an editing error, in a release issued earlier today under the same headline, the last two paragraphs -- including information about the Sorin Group and a Safe Harbor statement -- were inadvertently omitted. The full corrected release follows:

Cytomedix, Inc. (AMEX:GTF) today announced that COBE Cardiovascular, Inc., a member of Sorin Group (Reuters Code:SORN.MI), has been granted a worldwide license to Cytomedix's ``Knighton'' patent for all applications relating to the use of autologous platelet releasate therapies for healing purposes.

Cytomedix indicated that it expects to receive significant revenues over the life of the patent as a result of this licensing agreement. Under the terms of the agreement, COBE has agreed to make an upfront royalty payment to Cytomedix plus pay royalties of 7.5% and 1.5% of net future sales of disposable products and hardware products, respectively, related to the manufacture, use and sale of platelet releasate therapies.

Rodger Stewart, President, Sorin Group North America, welcomed the agreement saying, ``Our agreement with Cytomedix, coupled with our technologically advanced Angel Whole Blood Separation System, will allow us to accelerate the growth of this exciting new therapy. The interest in this emerging therapy has increased significantly in recent years and we are confident it will continue to increase dramatically in the coming years. The Sorin Group is committed to be a part of that development.'' The Angel Whole Blood Separation System, released worldwide by the Sorin Group last year, is both extremely portable and highly flexible. This makes it ideal for a number of clinical applications and easy to move from one clinical setting to another. No other system offers Angel's unique combination of functionality and flexibility.

Dr. Kshitij Mohan, Cytomedix's Chairman and Chief Executive Officer, stated, ``This agreement represents another milestone in the implementation of Cytomedix's licensing strategy and will help further expand the global marketplace for platelet-gel therapies in a variety of clinical applications. We believe that this agreement with COBE/Sorin Group, like those previously with Medtronic, DePuy Spine, Harvest Technologies, and Perfusion Partners & Associates, further validates the increased demand for wound-healing and tissue repair therapies using Cytomedix's patented platelet releasate technologies. Once again, we have demonstrated through this license agreement our clear desire to share our intellectual property equitably with other companies who manufacture products or provide services relating to the use of platelet releasates for purposes of healing wounds and other damaged tissue. In addition to licensing our patent portfolio to other companies, our business strategy includes the sale of our portable point-of-care AutoloGel(TM) system currently undergoing an FDA-approved prospective clinical trial for diabetic foot ulcers.''

ABOUT THE COMPANIES

Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications. The current offering is the AutoloGel(TM) system, a technology that utilizes an autologous platelet gel composed of multiple growth factors and fibrin matrix. The Company has concluded the treatment phase of a blinded, prospective, multi-center clinical trial on the use of its technology in healing diabetic foot ulcers. Additional information regarding Cytomedix is available at: http://www.cytomedix.com.

Sorin Group (SORN.MI), a world leader in the development of medical technologies for cardiac surgery, offers innovative therapies for cardiac rhythm dysfunctions, interventional cardiology and the treatment of chronic kidney diseases. Sorin Group includes: Dideco, CarboMedics, COBE Cardiovascular, Stockert, Mitroflow, ELA Medical, Sorin Biomedica, Bellco and Soludia. Sorin Group has more than 4,700 employees working at facilities in more than 80 countries throughout the world to serve over 5,000 public and private treatment centers.

SAFE HARBORS STATEMENT

Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, the success of new sales initiatives, governmental regulation, acceptance by the medical community and competition. Revenues under the license agreement will be dependent on Cobe's sales of covered product, and Cytomedix is unable to predict, estimate or control those sales. The increase in the revenues to be received over the life of the patents from the future sales of covered products by the license with COBE or other licensees of Cytomedix is also uncertain. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.

Contact:
Cytomedix, Inc.
Kshitij Mohan, Ph. D., Chief Executive Officer
240-499-2680

The Wall Street Group, Inc.
Ron Stabiner
212-888-4848

Source: Cytomedix, Inc.